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                                                                      Exhibit 3

                            CERTIFICATE OF AMENDMENTS
                                     OF THE
                       RESTATED  ARTICLES OF INCORPORATION
                                       OF
                             HAWAIIAN AIRLINES, INC.

          HAWAIIAN AIRLINES, INC., a corporation organized under the laws of the Territory of Hawaii and existing under the laws of the State of Hawaii, DOES HEREBY CERTIFY:

          FIRST: That as of March 15, 1996, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Restated Articles of Incorporation of this Corporation (the "Restated Articles") be amended as follows:

               (A) that Article II be amended to read as follows:

               "The location of the principal office of the Corporation shall be in the City of Honolulu, Island of Oahu, State of Hawaii, and the mailing address of the principal office of the Corporation shall be 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819, or such other mailing address as shall be specified by an amendment to the Bylaws of the Corporation. The Corporation may have such other offices within and without the State of Hawaii as its business may from time to time require."

               (B)  that Article IV, Section C be amended to read as follows:

               "C.The total number of shares of Preferred Stock which this Corporation is authorized to issue is two million (2,000,000) shares having a par value of $.01 each and which may be issued from time to time in one or more series. Prior to or simultaneously with the creation and/or issuance of any such series, the Board of Directors is hereby authorized to fix the voting powers, designations, preferences and participating, optional, relative or other special rights, and qualifications, limitations or restrictions thereof to the full extent permitted by the laws of the State of Hawaii, unless such voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof are otherwise established by these Amended Articles of Incorporation; provided that, in no event shall any shares, except shares of the Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, be entitled to more than one vote per share on any matters for which shareholder approval is required. Unless otherwise provided in the resolution creating a series, all shares of that series redeemed, repurchased or otherwise reacquired, as well as shares of a series authorized but not yet issued, shall thereupon, without further action by the Board of Directors, be or become authorized but unissued shares subject to all of the authority of the Board of Directors in this Article IV provided."

               (C)  that Article IV, Section F be deleted in its entirety.

               (D)  that Article IV, Section D be amended to read as follows:

               "D. No holder of the shares of any class of capital stock or other securities of the Corporation shall have any preemptive or preferential right of subscription for or to purchase any shares of any class of stock or other securities of the Corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such prices as the Board of Directors, in its discretion, from time to time may determine. The Board of Directors may issue shares of capital stock or other securities without offering the same in whole or part to the holders of the capital stock or any other securities of the Corporation."


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               (E)  that the Designation of Preferred Stock be amended to add a new Section 12 to read as follows:

               "SECTION 12.   PREEMPTIVE RIGHTS.  No holder of shares of
          Series A Preferred Stock shall have any preemptive or preferential rights of subscription for or to purchase any shares of any class of stock or other securities of the Corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such prices as the Board of Directors, in its discretion, from time to time may determine. The Board of Directors may issue shares of any class of stock or other securities without offering the same in whole or in part to the stockholders of the Corporation."


               (F)  that Article VI be amended to read as follows:

               "The officers of the Corporation shall consist of such officers and assistant officers and agents as may be prescribed by the Bylaws. The officers shall be elected or appointed, hold office and may be removed, and shall have such qualifications, as may be prescribed by the Bylaws. Any two or more offices may be held by the same person, provided, however, that not less than two (2) persons shall be officers.

               All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the Bylaws, or as may be determined by resolution of the Board of Directors not inconsistent with the Bylaws."

          SECOND: That as of May 1, 1996, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Restated Articles be amended as follows:


               (A) that Article IV, Sections A and B be amended to read as follows:

               "A. The Corporation is authorized to issue two classes of shares of capital stock, which shall be designated Common Stock and Preferred Stock, respectively. The total number of shares of capital stock which the Corporation is authorized to issue is sixty-two million (62,000,000) shares.

               B. (i) The total number of shares of Common Stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, and all such shares shall have a par value of $.01 per share.

                    (ii) The Common Stock shall have all the voting rights provided under the Hawaii Business Corporation Act for voting common stock except as otherwise provided in these Restated Articles of Incorporation.

                    (iii) The ownership or control of more than twenty-five percent (25%) of the issued and outstanding voting capital stock of the Corporation by persons who are not "citizens of the United States" as defined in Section 102(a)(15) of the Transportation Act (49 U.S.C. Section 40101, ET SEQ., the "Act") is prohibited; provided, however, that such percentage shall be deemed to be automatically increased or decreased from time to time to that percentage of ownership which is then permissible by persons who are not "citizens of the United States" under the Act or under any successor or other law of the United States of America which provides for the regulation of, or is otherwise applicable to, the Corporation or its subsidiaries in their business activities. As used in the preceding sentence, capital stock of the Corporation means the Common Stock


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          and any shares of Preferred Stock of the Corporation entitled to vote on matters generally referred to the shareholders for a vote.

                    (iv) All shares of Common Stock shall rank equally in the event of liquidation of the Corporation and shall be entitled to any assets of the Corporation available for distribution to shareholders after payment in full of any preferential amount to which holders of Preferred Stock may be entitled.

                    (v) Any certificates that represent shares of Class A Common Stock and any documents that refer to shares of Class A Common Stock shall for all purposes be deemed to represent and refer to shares of Common Stock of the Company."

          THIRD: That the foregoing amendments have been duly adopted in accordance with the provisions of Section 415-59 of the Hawaii Business Corporation Act by the affirmative vote of the holders of two-thirds of the shares of the Corporation entitled to vote thereon at the annual meeting of shareholders held on June 6, 1996, voting together as a single class.

          The effective time of the amendments herein certified shall be June 6, 1996.

                                   HAWAIIAN AIRLINES, INC.


                                   By:  /s/ Rae A. Capps
                                   Print Name:  Rae A. Capps
                                   Title:    Vice President, General Counsel
                                             and Corporate Secretary

ATTEST:

By:  /s/ Rae A. Capps
Print Name:  Rae A. Capps
Title:       Vice President, General Counsel
             and Corporate Secretary

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